Exhibit 99.2

PRESS RELEASE

Contacts:

Ralph Schmitt, President and CEO	For Immediate Release August 28, 2007
J. Scott Kamsler, Sr. Vice President and CFO
(510) 668-7000

Exar Corporation Announces $100 Million Share Purchase Program

•	Action in addition to current share purchase plan activities

FREMONT, California, August 28, 2007—Exar Corporation (Nasdaq: EXAR), announced today that it has authorized the repurchase of its common stock to an aggregate purchase of $100 million over the next twelve months. The Company will immediately establish a new 10b5-1 share purchase plan that will be managed in parallel with the 10b5-1 share purchase plan announced on July 19, 2007.

“We believe that Exar is poised for growth and success that is not fully reflected in our current stock price,” said Ralph Schmitt, president and chief executive officer. “We have evaluated Exar’s capital needs and believe that it is in the best interests of our stockholders to decrease the number of shares outstanding. As a result, we have instituted the new $100 million stock buyback plan with the objective of reducing dilution, increasing our return on invested capital and bringing our cash to a more appropriate level for our Company,” stated Mr. Schmitt.

Today’s announced 10b5-1 share purchase plan was adopted to facilitate the repurchase of shares during trading blackout periods and will be effected through a broker based on instructions expressly set forth in the share purchase plan.

“Over the next three months, our goal is to purchase up to $30 million worth of common stock subject to the limits available under these two plans,” remarked J. Scott Kamsler, senior vice president and chief financial officer. “The Company believes that this plan reaffirms its confidence in the Company’s future and will help offset any dilution that may result from the merger with Sipex Corporation.”

About Exar

Leveraging a robust portfolio of analog, mixed-signal, and digital technologies, Exar Corporation is Powering Connectivity with system-level semiconductors that connect and network people. This technology is used in a wide array of synergistic solutions ranging from serial interface, to power management, to multi-functional framers/mappers for end product applications addressing point-of-sale, hand-held devices and highly complex network transmission systems. The Company has locations worldwide to support the communications, consumer, industrial and storage markets. Exar is based in Fremont, California. For more information about Exar visit: http://www.exar.com.